As filed with the U.S. Securities and Exchange Commission on May 27, 2021

Registration No. 333-255844

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A

(Amendment No. 1)

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Blue Safari Group Acquisition Corp.

(Exact name of registrant as specified in its charter)

British Virgin Islands	6770	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Cheung Kong Center,

58 Floor, Unit 5801

2 Queens Road Central

Central

Hong Kong

Telephone: +852 9258 9728

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal
Executive Offices)

Naphat Sirimongkolkasem

Cheung Kong Center,

58 Floor, Unit 5801

2 Queens Road Central

Central

Hong Kong

Telephone: +852 9258 9728

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Giovanni Caruso Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Tel: (212) 407-4000 Fax: (212) 407-4990	Ralph V. De Martino Cavas S. Pavri Schiff Hardin LLP 901 K Street NW Suite 700 Washington, DC 20001 (202) 778-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, with no par value and one right to receive one-tenth of one Class A ordinary share(2)	5,750,000	$10.00	$57,500,000	$6,273.25
Class A ordinary shares included as part of the units(3)	5,750,000	—	—	—	(4)
Rights included as part of the units(3)	5,750,000	—	—	—	(4)
Class A ordinary shares underlying rights included as part of the units (3)	575,000	10.00	5,750,000	627.33
Representative’s Shares	57,500	10.00	575,000	62.73
Total			$63,825,000	$6,963.31	(5)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Includes 750,000 units that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Such units include 750,000 Class A ordinary shares and 750,000 rights (including 75,000 shares of common stock issuable upon conversion of such rights).
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).
(5)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This amendment No. 1 to the Registration Statement on Form S-1 is being filed solely to include certain exhibits to the Registration Statement as indicated in the Exhibit Index contained in Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	250,000
Accounting fees and expenses	40,000
SEC/FINRA Expenses	16,889
NASDAQ listing and filing fees	75,000
Director and Officer liability insurance premiums(1)	150,000
Printing and engraving expenses	30,000
Reimbursement for underwriter expenses	125,000
Miscellaneous expenses	13,111
Total offering expenses	$700,000

(1)	This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14. Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against willful default, civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud or willful default. We may purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

On February 23, 2021 and March 4, 2021, we issued to our sponsor 1 and 1,437,499 founder shares respectively for an aggregate purchase price of $25,001, or approximately $0.017 per share. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D.

In addition, our sponsor has agreed to purchase an aggregate of 270,000 units (or 292,500 units if the over-allotment option is exercised in full) at a price of $10.00 per unit for an aggregate purchase price of $2,700,000, or $2,925,000 if the over-allotment option is exercised in full. Each private placement unit will be identical to the units sold in this offering, except as described in this prospectus. The private placement units will be sold in a private placement that will close simultaneously with the closing of this offering, including the over-allotment option, as applicable. This purchase will take place on a private placement basis simultaneously with the completion of our initial public offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement.

Exhibit	Description
1.1	Form of Underwriting Agreement
3.1	Memorandum and Articles of Association
3.2	Second Amended and Restated Articles of Association
4.1	Specimen Unit Certificate
4.2	Specimen Class A Ordinary Share Certificate
4.3	Specimen Right Certificate
4.4	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Ogier, British Virgin Islands counsel to the Registrant.
5.2	Opinion of Loeb & Loeb LLP, counsel to the Registrant.
10.1	Promissory Note, dated as of March 4, 2021 issued to First Euro Investments Limited.*
10.2	Form of Letter Agreement among the Registrant and its officers, directors and First Euro Investments Limited.
10.3	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.4	Form of Registration Rights Agreement between the Registrant and certain security holders.
10.5	Securities Subscription Agreement, dated February 23, 2021, between the Registrant and First Euro Investments Limited
10.6	Securities Subscription Agreement, dated March 4, 2021, between the Registrant and First Euro Investments Limited
10.7	Form of Private Placement Units Purchase Agreement between the Registrant and First Euro Investments Limited.
10.8	Form of Administrative Services Agreement, by and between the Registrant and First Euro Investments Limited.
14	Form of Code of Ethics.
23.1	Consent of Marcum LLP.*
23.2	Consent of Ogier (included on Exhibit 5.1).
23.3	Consent of Loeb & Loeb LLP (included on Exhibit 5.2).
24	Power of Attorney.*
99.1	Form of Audit Committee Charter.
99.2	Form of Compensation Committee Charter.
99.3	Form of Nominating Committee Charter.
99.4	Consent of Alan Yamashita.
99.5	Consent of Mark Streeter.
99.6	Consent of Rolf Hoefer.

*        Previously filed.

**     To be filed by amendment.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by an undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of May , 2021.

BLUE SAFARI GROUP ACQUISITION CORP.

By:	/s/ Naphat Sirimongkolkasem
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Alan Yamashita	Chief Executive Officer	May 27, 2021
Alan Yamashita	(Principal Executive Officer)

/s/ Naphat Sirimongkolkasem	Chief Financial Officer	May 27, 2021
Naphat Sirimongkolkasem	(Principal Financial and Accounting Officer)